PRESS RELEASE

December 3, 2012

Century Casinos Announces Racing Entertainment Centre and Race Track Project in Calgary, Alberta, Canada

COLORADO SPRINGS, Colorado, December 3, 2012 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today that its subsidiary Century Casinos Europe GmbH (“CCE”) signed credit and management agreements with United Horsemen of Alberta Inc. ("UHA") in connection with the development of a proposed race track and entertainment center in Balzac, north metropolitan area of Calgary, Alberta, Canada.

The proposed project would be the only horse race track in the Calgary area and would consist of a 5.5 furlongs (0.7 miles) race track and a Racing Entertainment Centre, including a gaming floor proposing 625 gaming machines, a bar, a lounge, restaurant facilities, an off-track-betting area and an entertainment area. This Racing Entertainment Centre license is the only license still available in any metropolitan area of Alberta. This particular license application pre-dates the AGLC recently approved three-year moratorium on new Casinos and Racing Entertainment Centers, with an option to extend the moratorium for an additional two years.

CCE has agreed to loan to UHA up to CAD 13 million (approximately USD 13 million based on the exchange rate in effect on November 30, 2012) for the exclusive use of developing the proposed project. The loan has an interest rate of LIBOR plus 800 bps, a term of five years and is convertible by CCE into a 60% ownership position in UHA. The Company intends to provide the loan to UHA with borrowings under the Company’s Bank of Montreal Credit Agreement.

Once the project is developed and operational and for as long as CCE has not converted the loan into a majority ownership position in UHA, CCE will receive 60% of UHA’s net profit before tax as a management fee.

Both the credit and management agreements are subject to development approvals and licensing from the AGLC. UHA and CCE have submitted the relevant applications already, but there is no assurance that the needed approvals will be obtained or as to the timing of such approvals. Horse Racing Alberta, the governing authority for horse racing in Alberta, has already approved the project and issued a license.

The proposed project would be located less than one mile north of the city limits of Calgary and 4.5 miles from the Calgary International Airport. The location is ideally positioned exiting off the Queen Elizabeth II Highway, which is the main corridor between Calgary and Edmonton and one of the most heavily used highways in Western Canada, next to the CrossIron Mills shopping mall, a major regional attraction, and would capture both the north and the northwest Calgary markets, which do not currently have a casino. The Company anticipates that the race track and entertainment center would be completed 12 to 18 months following completion of the approval process.

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About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Nautica, Marina, Riviera, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of eight casinos in Poland. The Company also manages the operations of the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain "forward-looking statements" within the meaning of Section 27A of the Security Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, future results of operations, operating efficiencies, synergies and operational performance, economic improvements in 2012 and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled "Risk Factors" under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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